Exhibit 99(a)

SNB BANCSHARES, INC. AND SUBSIDIARIES
MACON, GEORGIA

CONSOLIDATED FINANCIAL STATEMENTS AS OF
DECEMBER 31, 2002 AND 2001 AND
REPORT OF INDEPENDENT ACCOUNTANTS

SNB BANCSHARES, INC. AND SUBSIDIARIES

MCNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP
CERTIFIED PUBLIC ACCOUNTANTS

RALPH S. McLEMORE, SR., CPA (1963-1977)
SIDNEY B. McNAIR, CPA (1954-1992)

SIDNEY E. MIDDLEBROOKS, CPA, PC	RICHARD A. WHITTEN, JR., CPA
RAY C. PEARSON, CPA	ELIZABETH WARE HARDIN, CPA
J. RANDOLPH NICHOLS, CPA	CAROLINE E. GRIFFIN, CPA
WILLIAM H. EPPS, JR., CPA	RONNIE K. GILBERT, CPA
RAYMOND A. PIPPIN, JR., CPA	RON C. DOUTHIT, CPA
JERRY A. WOLFE, CPA	CHESLEY P. CAWTHON, JR., CPA
W. E. BARFIELD, JR., CPA	CHARLES A. FLETCHER, CPA
HOWARD S. HOLLEMAN, CPA	MARJORIE HUCKABEE CARTER, CPA
F. GAY McMICHAEL, CPA	BRYAN A. ISGETT, CPA

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
SNB Bancshares, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of SNB Bancshares, Inc. and Subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SNB Bancshares, Inc. and Subsidiaries as of December 31, 2002 and 2001 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

Macon, Georgia
January 17, 2003

SNB BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

ASSETS

	2002	2001

Cash and Balances Due from Depository Institutions	$29,940,273	$17,655,044

Interest-Bearing Deposits	355,402	653,772

Federal Funds Sold	3,327,000	1,000

Investment Securities
Available for Sale, At Fair Value	36,195,073	36,022,680
Held to Maturity, At Cost (Fair Value of $14,200,060 and $11,556,065 in 2002 and 2001, Respectively)	14,095,897	11,485,774

	50,290,970	47,508,454

Federal Home Loan Bank Stock, at Cost	3,613,700	3,532,900

Loans Held for Sale	35,954,615	40,764,132

Loans	438,631,752	378,716,778
Allowance for Loan Losses	(5,479,508)	(4,098,740)
Unearned Interest and Fees	(185,838)	(174,805)

	432,966,406	374,443,233

Premises and Equipment	13,110,189	11,508,012

Other Real Estate (Net of Allowance of $713,131 and $139,058 in 2002 and 2001, Respectively)	1,903,135	2,705,073

Goodwill	1,899,774	848,154

Other Assets	7,401,016	5,141,746

Total Assets	$580,762,480	$504,761,520

The accompanying notes are an integral part of these balance sheets.

SNB BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2002	2001

Deposits
Noninterest-Bearing	$75,138,638	$71,208,522
Interest-Bearing	365,493,875	303,856,127

	440,632,513	375,064,649

Borrowed Money
Federal Funds Purchased and Securities Sold Under Agreement to Repurchase	11,978,200	13,243,208
Demand Notes to U.S. Treasury	1,274,176	246,773
Obligation Under Capital Lease	—	29,998
Other Borrowed Money	64,500,406	76,898,197

	77,752,782	90,418,176

Other Liabilities	4,828,962	4,501,303

Guaranteed Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust	18,000,000	—

Stockholders’ Equity
Common Stock, Par Value $1 per Share; Authorized 10,000,000 Shares, Issued 3,398,317 and 3,372,969 Shares as of December 31, 2002 and 2001, Respectively	3,398,317	3,372,969
Paid-In Capital	13,352,595	12,967,398
Retained Earnings	21,909,432	17,831,346
Accumulated Other Comprehensive Income, Net of Tax	887,879	605,679

	39,548,223	34,777,392

Total Liabilities and Stockholders’ Equity	$580,762,480	$504,761,520

The accompanying notes are an integral part of these balance sheets.

SNB BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31

	2002	2001	2000

Interest Income
Loans, Including Fees	$30,542,850	$30,854,495	$24,048,004
Federal Funds Sold	86,096	143,714	370,917
Deposits with Other Banks	15,062	28,191	22,846
Investment Securities
U. S. Treasury	120,852	112,134	43,484
U. S. Government Agencies	1,550,635	1,893,972	1,953,173
State, County and Municipal	409,268	383,857	454,455
Other Investments	195,196	192,240	141,678

	32,919,959	33,608,603	27,034,557

Interest Expense
Deposits	9,840,396	13,769,985	10,952,111
Federal Funds Purchased	73,083	172,545	232,091
Demand Notes Issued to the U.S. Treasury	7,190	18,787	29,813
Other Borrowed Money	2,189,054	2,625,052	1,891,931

	12,109,723	16,586,369	13,105,946

Net Interest Income	20,810,236	17,022,234	13,928,611

Provision for Loan Losses	2,603,133	1,911,929	1,292,006

Net Interest Income After Provision for Loan Losses	18,207,103	15,110,305	12,636,605

Noninterest Income
Service Charges on Deposits	3,405,889	2,595,303	1,844,204
Other Service Charges, Commissions and Fees	9,558,975	8,422,699	3,379,355
Securities Gains	135,802	100,596	5,816
Other	44,628	27,990	124,809

	13,145,294	11,146,588	5,354,184

Noninterest Expenses
Salaries and Employee Benefits	13,603,708	11,983,529	7,373,394
Occupancy and Equipment	2,537,718	2,422,449	1,825,037
Loss (Gain) on Sale of Premises and Equipment	(4,750)	26,018	3,810
Office Supplies and Printing	537,648	403,226	367,879
Telephone	600,575	555,554	300,516
Loss (Gain) on Foreclosed Property	615,496	168,044	(2,307)
Other	5,131,189	3,837,941	2,786,305

	23,021,584	19,396,761	12,654,634

Income Before Income Taxes	8,330,813	6,860,132	5,336,155

Income Taxes	3,065,059	2,517,964	1,856,908

Net Income	$5,265,754	$4,342,168	$3,479,247

Basic Earnings Per Share	$1.55	$1.29	$1.04

Diluted Earnings Per Share	$1.52	$1.29	$1.03

The accompanying notes are an integral part of these statements.

SNB BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31

	2002	2001	2000

Net Income	$5,265,754	$4,342,168	$3,479,247

Other Comprehensive Income, Net of Tax
Gains on Securities
Arising During the Year	371,829	457,645	657,964
Reclassification Adjustment	(89,629)	(47,464)	(3,839)

Unrealized Gains on Securities	282,200	410,181	654,125

Comprehensive Income	$5,547,954	$4,752,349	$4,133,372

The accompanying notes are an integral part of these statements.

SNB BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	Shares	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 1999	3,340,624	$3,340,624	$12,611,603	$11,978,751	$(458,627)	$27,472,351

Shares Issued in Connection with the Business Combination Accounted for as a Purchase	32,345	32,345	355,795			388,140
Unrealized Gain on Securities Available for Sale, Net of Tax Benefit of $336,973					654,125	654,125
Cash Dividends				(923,200)		(923,200)
Net Income				3,479,247		3,479,247

Balance, December 31, 2000	3,372,969	3,372,969	12,967,398	14,534,798	195,498	31,070,663

Unrealized Gain on Securities Available for Sale, Net of Tax of $211,305					410,181	410,181
Cash Dividends				(1,045,620)		(1,045,620)
Net Income				4,342,168		4,342,168

Balance, December 31, 2001	3,372,969	3,372,969	12,967,398	17,831,346	605,679	34,777,392

Shares Issued in Connection with Contingent Payments	15,098	15,098	219,824			234,922
Stock Options Exercised	10,250	10,250	120,000			130,250
Stock Based Compensation Awards			45,373			45,373
Unrealized Gain on Securities Available for Sale, Net of Tax of $145,376					282,200	282,200
Cash Dividends				(1,187,668)		(1,187,668)
Net Income				5,265,754		5,265,754

Balance, December 31, 2002	3,398,317	$3,398,317	$13,352,595	$21,909,432	$887,879	$39,548,223

The accompanying notes are an integral part of these statements.

SNB BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2002	2001	2000

Cash Flows from Operating Activities
Net Income	$5,265,754	$4,342,168	$3,479,247
Adjustments to Reconcile Net Income to Net
Cash Provided from Operating Activities
Stock Options	45,373	—	—
Depreciation	1,083,915	962,321	800,381
Amortization and Accretion	560,144	231,172	68,480
Provision for Loan Losses	2,603,133	1,911,929	1,292,006
Deferred Income Taxes	(456,647)	(389,259)	(155,369)
Securities Gains	(135,802)	(100,596)	(5,816)
(Gain) Loss on Sale of Other Real Estate	200,393	44,023	(2,348)
Unrealized Loss on Other Real Estate	415,103	139,058	—
(Gain) Loss on Sale of Premises and Equipment	(4,750)	26,018	3,810
Loans Held for Sale	4,809,517	(27,548,917)	(11,454,463)
Change In:
Interest Receivable	66,417	562,113	(1,099,631)
Prepaid Expenses	(262,425)	(83,533)	(94,442)
Interest Payable	(941,126)	213,343	587,327
Accrued Expenses and Accounts Payable	461,257	878,030	91,840
Other	(253,259)	111,781	(456,123)

	13,456,997	(18,700,349)	(6,945,101)

Cash Flows from Investing Activities
Interest-Bearing Deposits with Other Banks	298,370	(317,366)	(305,498)
Cash Used in Business Acquisition (Net)	—	—	(994,842)
Purchase of Investment Securities Available for Sale	(16,098,920)	(17,367,367)	(19,475,679)
Purchase of Investment Securities Held to Maturity	(12,693,271)	(9,706,318)	—
Proceeds from Disposition of Investment Securities
Available for Sale	16,228,118	29,119,443	14,898,860
Held to Maturity	10,093,000	210,000	935,095
Purchase of Federal Home Loan Bank Stock, Net	(80,800)	(1,069,200)	(1,708,500)
Loans to Customers, Net	(61,816,693)	(77,184,484)	(100,758,318)
Purchase of Software	(819,997)	(185,844)	(285,490)
Purchase of Premises and Equipment, Net of Premises and Equipment Received in Business Acquisition	(2,704,286)	(3,688,295)	(1,060,146)
Proceeds from Disposal of Premises and Equipment	22,944	132,339	1,572
Other Real Estate	371,771	378,075	361,980
Debt Collections on Other Real Estate	325,642	—	—
Goodwill Resulting from Contingent Payments	(816,698)	—	—

	(67,690,820)	(79,679,017)	(108,390,966)

Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	61,637,748	57,759,977	59,874,401
Noninterest-Bearing Customer Deposits	3,930,116	5,727,827	14,284,798
Demand Note to the U.S. Treasury	1,027,403	(684,872)	496,634
Dividends Paid	(1,187,668)	(1,045,620)	(923,200)
Federal Funds Purchased	(1,265,008)	4,644,980	(592,917)
Proceeds from Federal Home Loan Bank Notes	320,896,509	322,435,000	130,215,419
Repayments on Federal Home Loan Bank Notes	(333,294,300)	(299,975,784)	(81,831,439)
Obligation Under Capital Lease	(29,998)	(57,783)	(54,844)
Proceeds from Issuance of Trust Preferred Securities	18,000,000	—	—
Issuance of Common Stock	130,250	—	—

	69,845,052	88,803,725	121,468,852

Net Increase (Decrease) in Cash and Cash Equivalents	15,611,229	(9,575,641)	6,132,785

Cash and Cash Equivalents, Beginning	17,656,044	27,231,685	21,098,900

Cash and Cash Equivalents, Ending	$33,267,273	$17,656,044	$27,231,685

The accompanying notes are an integral part of these statements.

SNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of SNB Bancshares, Inc. (the Company) and its wholly-owned subsidiaries, Security Bank of Bibb County (which includes its wholly-owned subsidiary, Fairfield Financial Services, Inc.) located in Macon, Georgia and Security Bank of Houston County, located in Perry, Georgia (the Banks). All significant intercompany accounts have been eliminated. The accounting and reporting policies of SNB Bancshares, Inc. and Subsidiaries (SNB) conform to generally accepted accounting principles and practices utilized in the commercial banking industry.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

In certain instances, amounts reported in prior years’ consolidated financial statements have been reclassified to conform to statement presentations selected for 2002. Such reclassifications had no effect on previously reported stockholders’ equity or net income.

Description of Business

The Banks provide a full range of retail and commercial banking services for consumers and small to medium size businesses primarily in central Georgia. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network. Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. The Banks have a high concentration of real estate loans; however, these loans are well collateralized and, in management’s opinion, do not pose an unacceptable level of credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk. Although the Banks have a diversified loan portfolio, a substantial portion of borrowers’ ability to honor their contracts is dependent upon the viability of the real estate economic sector.

The success of SNB is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Company’s results of operations and financial condition. The operating results of SNB depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

Accounting Policies

The accounting and reporting policies of SNB Bancshares, Inc. and its subsidiaries are in accordance with accounting principles generally accepted and conform to general practices within the banking industry. The significant accounting policies followed by SNB and the methods of applying those policies are summarized hereafter.

(1) Summary of Significant Accounting Policies (Continued)

Investment Securities

Investment securities are recorded under Statement of Financial Accounting Standards No. 115, whereby the Banks classify their securities as trading, available for sale or held to maturity. Securities that are held principally for resale in the near term are classified as trading. Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income. Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income, a component of stockholders’ equity. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions.

Federal Home Loan Bank Stock

Investment in stock of a Federal Home Loan Bank (FHLB) is required for every federally insured institution that utilizes its services. FHLB stock is considered restricted, as defined in Statement of Financial Accounting Standards (SFAS) No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to this investment. The FHLB stock is reported in the financial statements at cost. Dividend income is recognized when earned.

Loans Held for Sale

Loans held for sale are reported at the lower of cost or market value on an aggregate loan portfolio basis. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold. Gains and losses on sales of loans are included in noninterest income.

Loans

Loans that the Company has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan, or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management’s judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

(1) Summary of Significant Accounting Policies (Continued)

Loans (Continued)

Impaired loans are recorded under Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogenous loans are excluded from impaired loans.

Allowance for Loan Losses

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management’s judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

Premises and Equipment

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

Description	Life in Years	Method

Banking Premises	39	Straight-Line
Furniture and Equipment	5-25	Straight-Line

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

(1) Summary of Significant Accounting Policies (Continued)

Income Taxes

The provision for income taxes is based upon income for financial statement purposes, adjusted for nontaxable income and nondeductible expenses. Deferred income taxes have been provided when different accounting methods have been used in determining income for income tax purposes and for financial reporting purposes. Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the direct write-off method for tax purposes). In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with the effects included in the income tax provision. The Company and its subsidiaries file a consolidated federal income tax return. Each subsidiary pays its proportional share of federal income taxes to the Company based on its taxable income.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of income but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, requires the presentation in the financial statements of net income and all items of other comprehensive income as total comprehensive income.

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. An allowance for estimated losses is recorded when a subsequent decline in value occurs.

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, noninterest-bearing amounts due from banks and federal funds sold.

(1) Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 141, Business Combinations, which supersedes Accounting Principles Board (“APB”) Opinion No. 16, Business Combinations, and SFAS No. 38, Accounting for Reacquisition Contingencies of Purchased Enterprises. The provisions of the Statement apply to all business combinations initiated after June 30, 2001. SFAS No. 141 requires that all business combinations be accounted for by the purchase method of accounting. This method requires the accounts of an acquired business to be included with the acquirer’s accounts as of the date of acquisition with any excess of purchase price over the fair value of the net assets acquired to be capitalized as goodwill or other intangibles. The Statement requires that the assets of an acquired company be recognized as assets apart from goodwill if they meet specific criteria presented in the Statement. The Statement ends the use of the pooling-of-interests method of accounting for business combinations, which required the restatement of all prior period information for the accounts of the acquired institution. As a result of the adoption of this statement, SNB will account for all mergers and acquisitions initiated after June 30, 2001, using the purchase method.

In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which supersedes APB Opinion No. 17, Intangible Assets. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition, and addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The Statement eliminates the requirement to amortize goodwill and other intangible assets that have indefinite useful lives, instead requiring that the assets be tested annually for impairment based on the specific guidance in the Statement. SNB adopted the provisions of the Statement effective January 1, 2002, as required, and applied the provisions of the Statement to all goodwill and other intangible assets recognized in the financial statements. SFAS No. 142 requires a transitional impairment test of all goodwill and other indefinite-lived intangible assets in conjunction with its initial application. The Statement required this test to be performed with any resulting impairment loss to be reported as a change in accounting principle. No impairment was recorded based on the results of these tests.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement is effective beginning January 1, 2003. Management does not expect the implementation of the Statement to have a material impact on SNB’s financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The Statement establishes a single accounting model for long-lived assets to be disposed of by sale, and resolves significant implementation issues related to SFAS No. 121. The provisions of the Statement were adopted by SNB on January 1, 2002. The implementation did not have a material impact on SNB’s financial position or results of operations.

(1) Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

In May 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002. This Statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SNB will adopt the provisions of this Statement effective January 1, 2003. Management does not anticipate that the implementation of this Statement will have a material impact on SNB’s financial position or results of operations.

In August 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred. This Statement nullifies the guidance of the Emerging Issues Task Force (“EITF”) in EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Under EITF Issue No. 94-3, an entity recognized a liability for an exit cost on the date that the entity committed itself to an exit plan. In SFAS No. 146, the Board acknowledges that an entity’s commitment to a plan does not, by itself, create a present obligation to other parties that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for the initial measurement of the liability. SFAS No. 146 will be effective for exit or disposal activities that are initiated after December 31, 2002. SNB will adopt the provisions of this Statement effective January 1, 2003. Management does not anticipate that the implementation of this Statement will have a materially adverse impact on SNB’s financial position or results of operations.

In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, which addresses the financial accounting and reporting for the acquisitions of all or part of a financial institution. SFAS No. 147 removes acquisitions of financial institutions, except for transactions between two or more mutual enterprises, from the scope of both SFAS No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 147 also amends SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship and credit cardholder intangible assets, and requires companies to cease amortization of unidentifiable assets associated with certain branch acquisitions. The provisions of this Statement were effective beginning October 1, 2002. The implementation of this Statement did not have an impact on SNB’s financial position or results of operations.

Segment Reporting

Reportable segments are business units which offer different products and services and require different management and marketing strategies. Management of SNB Bancshares, Inc. considers that all banking operations are essentially similar within each of its subsidiaries and that there are no reportable operating segments. However, fee income from mortgage loans originated and sold to investors increased significantly with the July 2000 acquisition of Fairfield Financial Services, Inc. (Fairfield). Consolidated other income for the year ended December 31, 2002 includes $8,953,861 and $7,825,843, respectively, of Fairfield fee income. Such income may fluctuate significantly with increases or decreases in mortgage rates.

(2) Cash and Balances Due from Depository Institutions

Components of cash and balances due from depository institutions are as follows as of December 31:

	2002	2001

Cash on Hand and Cash Items	$5,787,572	$5,144,583
Noninterest-Bearing Deposits with Other Banks	24,152,701	12,510,461

	$29,940,273	$17,655,044

As of December 31, 2002, the Banks had required deposits of $2,697,000 with the Federal Reserve.

(3) Investment Securities

Investment securities as of December 31, 2002 are summarized as follows:

2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available for Sale

U.S. Treasury	$2,279,219	$83,504	$—	$2,362,723
U.S. Government Agencies
Mortgage Backed	19,075,517	577,953	(149)	19,653,321
Other	5,806,502	409,402	—	6,215,904
State, County and Municipal	7,688,563	283,636	(9,074)	7,963,125

	$34,849,801	$1,354,495	$(9,223)	$36,195,073

Securities Held to Maturity

U.S. Government Agencies
Other	$12,697,268	$—	$—	$12,697,268
State, County and Municipal	1,398,629	104,163	—	1,502,792

	$14,095,897	$104,163	$—	$14,200,060

The amortized cost and fair value of investment securities as of December 31, 2002, by contractual maturity, are presented hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

(3) Investment Securities (Continued)

	Securities

	Available for Sale		Held to Maturity

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in One Year or Less	$2,858,135	$2,890,499	$12,697,268	$12,697,268
Due After One Year Through Five Years	6,784,762	7,250,311	1,398,629	1,502,792
Due After Five Years Through Ten Years	5,129,271	5,364,199	—	—
Due After Ten Years	1,002,116	1,036,022	—	—

	15,774,284	16,541,751	14,095,897	14,200,060
Mortgage Backed Securities	19,075,517	19,653,322	—	—

	$34,849,801	$36,195,073	$14,095,897	$14,200,060

Investment securities as of December 31, 2001 are summarized as follows:

2001	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available for Sale

U.S. Treasury	$2,271,565	$88,102	$—	$2,359,667
U.S. Government Agencies
Mortgage Backed	16,865,205	255,510	(3,022)	17,117,693
Other	9,717,328	456,872	(17,691)	10,156,509
State, County and Municipal	6,250,887	143,867	(5,943)	6,388,811

	$35,104,985	$944,351	$(26,656)	$36,022,680

Securities Held to Maturity

Other	$9,708,006	$—	$—	$9,708,006
State, County and Municipal	1,777,768	70,291	—	1,848,059

	$11,485,774	$70,291	$—	$11,556,065

Proceeds from sales of investments in debt securities were $3,057,898 in 2002, $6,376,384 in 2001, and $3,593,007 in 2000. Gross realized gains totaled $135,802, $100,596 and $22,143 in 2002, 2001 and 2000, respectively. Gross realized losses totaled $0, $0 and $16,327 in 2002, 2001 and 2000, respectively.

Investment securities having a carrying value approximating $44,122,000 and $47,072,000 as of December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes.

(4) Loans

The composition of loans as of December 31 are:

	2002	2001

Loans Secured by Real Estate
Construction and Land Development	$182,712,425	$134,939,736
Secured by Farmland (Including Farm Residential and Other Improvements)	3,270,476	2,531,304
Secured by 1-4 Family Residential Properties	55,360,469	49,049,237
Secured by Multifamily (5 or More) Residential Properties	1,149,114	786,312
Secured by Nonfarm Nonresidential Properties	132,635,439	127,066,973
Loans to Deposit Institutions	20,297	25,098
Commercial and Industrial Loans (U.S. Addressees)	42,612,972	42,086,401
Agricultural Loans	1,449,197	1,990,428
Loans to Individuals for Household, Family and Other
Personal Expenditures
Credit Cards and Related Plans	374,960	383,993
Other	19,046,403	19,857,296

	$438,631,752	$378,716,778

Loans by interest rate type are:

	2002	2001

Fixed Rate	$225,527,059	$231,510,414
Variable Rate	213,104,693	147,206,364

	$438,631,752	$378,716,778

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $4,348,671 and $3,133,309 as of December 31, 2002 and 2001, respectively, and the total recorded investment in loans past due ninety days or more and still accruing interest totaled approximately $0 and $295,000, respectively. Foregone interest on nonaccrual loans approximated $379,400 in 2002, $154,200 in 2001 and $146,400 in 2000.

Impaired loans included in total loans above as of December 31 are summarized as follows:

	2002	2001

Total Investment in Impaired Loans	$927,808	$99,011
Less Allowance for Impaired Loan Losses	(250,402)	(69,607)

Net Investment	$677,406	$29,404

Average Investment	$675,971	$72,812

(5) Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

	2002	2001	2000

Balance, Beginning	$4,098,740	$3,002,536	$2,327,180
Provision Charged to Operating Expenses	2,603,133	1,911,929	1,292,006
Loans Charged Off	(1,447,079)	(875,440)	(685,739)
Loan Recoveries	224,714	59,715	69,089

Balance, Ending	$5,479,508	$4,098,740	$3,002,536

The allowance for loan losses presented above includes an allowance for impaired loan losses. Transactions in the allowance for impaired loan losses were as follows:

	2002	2001	2000

Balance, Beginning	$69,607	$97,337	$73,489
Provision Charged to Operating Expenses	200,000	8,276	23,848
Loans Charged Off	(19,205)	(36,726)	—
Loan Recoveries	—	720	—

Balance, Ending	$250,402	$69,607	$97,337

(6) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2002	2001

Land	$3,286,351	$2,868,875
Building	7,168,073	5,017,478
Leasehold Improvements	1,049,643	1,038,837
Furniture, Fixtures and Equipment	7,018,163	6,036,304
Construction in Progress	278,156	1,161,688

	18,800,386	16,123,182
Accumulated Depreciation	(5,690,197)	(4,615,170)

	$13,110,189	$11,508,012

Depreciation charged to operations totaled $1,083,915 in 2002, $962,321 in 2001 and $800,381 in 2000.

Certain bank facilities are leased under various operating leases. Rental expense was $398,900 in 2002, $455,933 in 2001 and $245,275 in 2000.

(6) Premises and Equipment (Continued)

Future minimum rental commitments under noncancelable leases are:

Year	Amount

2003	$216,083
2004	172,957
2005	141,225
2006	116,725
2007	108,525
Thereafter	369,692

$1,125,207

(7) Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2002	2001	2000

Current Federal Expense	$3,102,923	$2,617,252	$1,798,383
Deferred Federal Expense	(456,647)	(389,258)	(155,369)

	2,646,276	2,227,994	1,643,014
Current State Tax Expense	418,783	289,970	213,894

	$3,065,059	$2,517,964	$1,856,908

Federal income tax expense of $2,646,276 in 2002, $2,227,994 in 2001 and $1,643,014 in 2000 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are presented hereafter:

	2002	2001	2000

Statutory Federal Income Taxes	$2,832,476	$2,332,445	$1,814,293
Tax-Exempt Interest	(124,833)	(118,511)	(140,585)
Interest Expense Disallowance	8,171	13,520	21,980
Premiums on Officers’ Life Insurance	898	(2,629)	(3,045)
Meal and Entertainment Disallowance	18,576	12,978	8,387
Other	(89,012)	(9,809)	(58,016)

Actual Federal Income Taxes	$2,646,276	$2,227,994	$1,643,014

(7) Income Taxes (Continued)

The components of the net deferred tax asset included in other assets in the accompanying balance sheets as of December 31 are as follows:

	2002	2001

Deferred Tax Assets
Allowance for Loan Losses	$1,674,691	$1,184,304
Georgia Occupation and License Tax Credits	53,581	53,581
Other Real Estate Owned	242,465	47,280
Deferred Compensation	52,277	46,307
Other	—	21,929
Valuation Allowance for Deferred Tax Assets	(23,286)	(23,286)

	1,999,728	1,330,115

Deferred Tax Liabilities
Premises and Equipment	(417,294)	(234,671)
Securities Accretion	(58,814)	(58,839)
Other	(41,821)	(11,453)

	(517,929)	(304,963)

	1,481,799	1,025,152
Deferred Tax Liability on Unrealized Securities Gains	(457,393)	(312,017)

Net Deferred Tax Asset	$1,024,406	$713,135

(8) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $274,635 and $494,910 as of December 31, 2002 and 2001, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2002	2001

Interest-Bearing Demand	$99,601,540	$76,148,553
Savings	9,144,033	7,930,152
Time, $100,000 and Over	81,181,188	85,521,894
Other Time	175,567,114	134,255,528

	$365,493,875	$303,856,127

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, approximated $67,967,000 and $70,852,000 on December 31, 2002 and 2001, respectively.

(8) Deposits (Continued)

As of December 31, 2002, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2003	$212,544,603
2004	30,266,676
2005	8,355,594
2006	1,658,754
2007 and Thereafter	3,922,675

$256,748,302

Brokered deposits are third-party time deposits placed by or through the assistance of a deposit broker. As of December 31, 2002 and 2001, the Company had $36,783,000 and $34,947,000, respectively, in brokered deposits. The brokered deposits were issued at a weighted average rate of 3.17 percent and mature at various times through 2003.

(9) Federal Funds Purchased and Securities Sold Under Agreement to Repurchase

Securities sold under agreement to repurchase mature daily. Mortgage backed securities sold under repurchase agreements are held and segregated by the investment safekeeping agent. Investments are identified as subject to the repurchase agreement and may be substituted by the Banks, subject to agreement by the buyer.

Information concerning securities sold under agreements to repurchase is summarized as follows:

	2002	2001

Average Balance During the Year	$6,486,392	$6,188,454
Average Interest Rate During the Year	1.60%	3.36%
Maximum Month-End Balance During the Year	$8,744,472	$9,042,366

Mortgage backed securities underlying the agreements as of December 31 are:

	2002	2001

Carrying Value	$6,058,606	$6,662,995
Estimated Fair Value	6,094,301	6,688,230

(10) Other Borrowed Money

Other borrowed money is comprised of the following as of December 31:

	2002	2001

Advances under the Blanket Agreement for Advances and Security Agreement with the Federal Home Loan Bank (FHLB) have maturities in varying amounts through March 23, 2011 and interest rates ranging from 1.30 percent to 4.55 percent. Residential first mortgage loans and investment securities are pledged as collateral for the FHLB advances. At December 31, 2002, the Company had credit availability totaling $106,830,000. Lending collateral value was $52,180,820, of which $8,930,820 was available.	$43,250,000	$42,000,000

Advances under the Warehouse Line with the FHLB have an interest rate of 1.80 percent. Loans held for sale are pledged as collateral for the Warehouse Line. At December 31, 2002, the Company had available line of credit commitments totaling $40,000,000, of which $18,749,594 was available.	21,250,406	28,898,503

Advances under the line of credit with The Bankers Bank have an interest rate of prime minus 100 basis points. All shares of stock owned by the Company in Security Bank of Bibb County and Security Bank of Houston County are pledged as collateral on the line of credit. The Company had available line of credit totaling $14,000,000, of which $14,000,000 was available. Subsequent to year-end, the Company obtained a commitment from the Bankers Bank for an additional $3,000,000 under the line of credit with an interest rate of prime minus 50 basis points.	—	5,999,694

	$64,500,406	$76,898,197

Maturities of borrowed money for each of the next five years and thereafter are as follows:

Year	Amount

2003	$47,500,406
2004	7,000,000
2005	—
2006	—
Thereafter	10,000,000

$64,500,406

(11) Obligation Under Capital Lease

The Banks lease equipment with a lease term through January 30, 2002. The obligation under the capital lease has been recorded in the accompanying consolidated financial statements at the present value of future minimum lease payments, discounted at an interest rate of 5.25 percent. Capitalized cost of $267,917 less accumulated depreciation is included in premises and equipment on the consolidated balance sheets.

(12) Issuance of Trust Preferred Securities

During the fourth quarter of 2002, the Company formed a subsidiary whose sole purpose was to issue $18,000,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets. The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions. At December 31, 2002, the floating-rate securities had a 4.66 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 3.25 percent. The Trust Preferred Securities are recorded as a liability on the balance sheets, but, subject to certain limitations, qualify as Tier 1 capital for regulatory capital purposes. The proceeds from the offering were used to retire holding company debt and to fund the proposed acquisition of the Bank of Gray (see Note 24).

(13) 401(k) Savings and Profit Sharing Plan

The Banks sponsor a 401(k) Savings Incentive and Profit Sharing Plan. Employees become eligible after having completed one year of service and attaining the age of 21. Employer contributions to the plan include a discretionary matching contribution based on the salary reduction elected by the individual employees and a discretionary amount allocated based on compensation received by eligible participants. Expense under the plan was $647,723 in 2002, $430,990 in 2001 and $219,194 in 2000.

(14) Commitments and Contingencies

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. The Banks had commitments under standby letters of credit to U.S. addressees approximating $2,120,000 as of December 31, 2002 and $1,664,000 as of December 31, 2001. Unfulfilled loan commitments as of December 31, 2002 and 2001 approximated $76,780,000 and $75,290,000, respectively. No losses are anticipated as a result of commitments and contingencies.

(15) Stock Option Plans

During 1996, the board of directors of SNB Bancshares, Inc. adopted the 1996 incentive stock option plan which authorizes 81,250 shares to be granted to certain officers and key employees. In May 1996, the board of directors granted key officers the right to purchase 81,250 shares of common stock at the price of $9.00, as adjusted for stock splits, representing the market value of the stock at the date of the option grant. Option holders may exercise in accordance with a vesting schedule beginning with 20 percent the first year and increasing 20 percent for each year thereafter such that 100 percent of granted options may be exercised by the end of the fifth year. Unexercised options expire at the end of the tenth year.

In 1999, the board of directors of SNB Bancshares, Inc. adopted another incentive stock option plan which authorizes 125,000 shares to be granted to certain officers and key employees. Those officers and key employees are granted the right to purchase shares of common stock at a price representing the market value of the stock at the date of the option grant. In May 1999, 73,500 options were granted at the price of $18.50 per share and an additional 10,000 options were granted at $17.94 per share in September 1999.

An additional 25,500 options were granted at $13.00 per share in August 2000 under this same plan. The terms of the 1999 incentive stock option plan are essentially the same as the 1996 incentive stock option plan.

During the first quarter of 2002, the board of directors of SNB Bancshares, Inc. adopted a performance based incentive stock option plan. Under this plan 105,000 options were granted in May 2002 at $19.51 per share, 7,500 were granted at $22.80 in November 2002, and an additional 5,000 options were granted at $23.50 in December 2002. The nonforfeitable provisions for these options are two-tiered. Options in the first tier are nonforfeitable over three years based on a 12 percent increase in earnings per share over the base year diluted earnings per share of $1.03 each year. If the maximum diluted earnings per share of $1.45 is reached during the three-year period, the nonforefeitable shares are doubled. Under the second tier, additional shares shall become nonforfeitable for two executive officers based on the same requirements except the diluted earnings per share must increase 15 percent a year to a maximum of $1.57 during the three-year period. The first year of nonforfeiture for this plan is based on the Company’s performance for 2001. One-third of the nonforfeitable options vest on each anniversary of the stock option agreements.

A summary of option transactions follows:

Shares Under Incentive Stock Options

Granted	307,750
Canceled	22,750
Exercised	10,250

Outstanding, December 31, 2002	247,750

Eligible to be Exercised, December 31, 2002	110,150

(16) Interest Income and Expense

Interest income of $409,267, $359,162 and $428,390 from state, county and municipal bonds was exempt from regular income taxes in 2002, 2001 and 2000, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $3,153,715, $4,316,110, and $2,102,875 for the years ended December 31, 2002, 2001 and 2000, respectively.

(17) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2002	2001	2000

Interest Expense	$13,050,849	$16,373,025	$12,523,929

Income Taxes	$4,008,615	$2,648,200	$2,026,000

Noncash investing activities for the years ended December 31 are as follows:

	2002	2001	2000

Acquisitions of Real Estate Through Foreclosure	$526,496	$3,045,964	$547,116

Acquisition, Net of Cash Acquired

Common Stock Issued	$—	$—	$388,140
Cash Paid, Less Cash Acquired	—	—	994,842

Fair Value of Assets Acquired, Including Goodwill	$—	$—	$1,382,982

Goodwill Resulting from Contingent Payment

Common Stock Issued	$234,922	$—	$—
Cash Paid	816,698	$—	$—

Total Goodwill	$1,051,620	$—	$—

(18) Earnings Per Share

Statement of Financial Accounting Standards No. 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is calculated and presented based on income available to common stockholders divided by the weighted average number of shares outstanding during the reporting periods. Diluted earnings per share reflects the potential dilution that would occur if warrants and options were exercised and converted into common stock. The following presents earnings per share for the years ended December 31, 2002, 2001 and 2000 under the requirements of Statement 128:

December 31, 2002	Income Numerator	Common Shares Denominator	EPS

Basic EPS
Income Available to Common Stockholders	$5,265,754	3,389,610	$1.55

Dilutive Effect of Potential Common Stock
Stock Options and Warrants		66,636

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$5,265,754	3,456,246	$1.52

December 31, 2001

Basic EPS
Income Available to Common Stockholders	$4,342,168	3,372,969	$1.29

Dilutive Effect of Potential Common Stock
Stock Options and Warrants		3,082

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$4,342,168	3,376,051	$1.29

December 31, 2000

Basic EPS
Income Available to Common Stockholders	$3,479,247	3,354,145	$1.04

Dilutive Effect of Potential Common Stock
Stock Options and Warrants		14,632

Diluted EPS
Income Available to Common Stockholders
After Assumed Conversions of Dilutive Securities	$3,479,247	3,368,777	$1.03

(18) Earnings Per Share (Continued)

Effective January 1, 2002, the Company adopted the fair value method of recording stock-based compensation contained in SFAS No. 123, Accounting for Stock-Based Compensation, which is considered the preferable accounting method for stock-based employee compensation. Historically the Company had applied the intrinsic value method permitted under SFAS No. 123, as defined in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based compensation plans. Accordingly, no compensation expense has been recognized for the Company’s stock option plans in the past. In adopting SFAS 123, the Company is allowed to choose from three alternative transition methods. The Company elected to apply SFAS 123 prospectively to all new awards. Accordingly, stock option expense totaling $45,373 as of December 31, 2002 was recorded to Salaries and Employee Benefits. Stock-based compensation awards granted in previous years will continue to be accounted for under Opinion 25. If compensation expense for these awards were determined on the basis of SFAS 123, net income and earnings per share would have been reduced as shown in the proforma information presented hereafter.

	2002	2001

Net Income
As Reported	$5,265,754	$4,342,168

Proforma	$5,159,856	$4,190,270

Basic Earnings Per Share
As Reported	$1.55	$1.29

Proforma	$1.52	$1.24

Diluted Earnings Per Share
As Reported	$1.52	$1.29

Proforma	$1.49	$1.24

Proforma information includes only the effects of incentive stock option awards which were granted in May 1996, May 1999, September 1999 and August 2000.

Proforma information is based on utilization of the Black-Scholes option pricing model to estimate the fair value of the options at the grant date. Significant assumptions used are:

Under Incentive Stock Option Plans Established In	1999		1996

Year Granted	2000	1999	1996

Expected Annual Dividends (As Percent of Stock Price)	2.12%	1.63%	2.11%
Discount Rate-Bond Equivalent Yield	5.44%	6.48%	6.34%
Expected Life	5 Years	5 Years	5 Years
Expected Cumulative Volatility	29.38%	70.95%	86.58%

(19) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $21,441,430 as of December 31, 2002 and $21,015,621 as of December 31, 2001. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is presented hereafter.

	2002	2001

Balance, Beginning	$21,015,621	$9,437,258
New Loans	40,119,012	20,707,356
Repayments	(39,693,203)	(9,128,993)

Balance, Ending	$21,441,430	$21,015,621

Deposits from related parties held by the Company at December 31, 2002 and 2001 totaled $12,000,000 and $14,000,000, respectively.

Fairfield Financial Services, Inc. originated $450,000 in mortgage loans to related parties during 2002. The loans were then sold to a third-party investor before the 2002 year-end.

During 2001, Security Bank of Bibb County purchased land for $736,000 from one director to build the new corporate center. The board of directors unanimously approved the purchase, with the one director involved in the transaction abstaining.

As a result of the purchase of assets of Group Financial Southeast in 2001, Fairfield Financial Services, Inc. leases office space from a director. Payments made under the lease agreements totaled $76,800 and $113,568 as of December 31, 2002 and 2001, respectively.

(20) Financial Information of SNB Bancshares, Inc. (Parent Only)

SNB Bancshares, Inc. (the parent company) was formed as a one-bank holding company from Security Bank of Bibb County in September 1994. The parent company’s balance sheets as of December 31, 2002 and 2001 and the related statements of income and comprehensive income and cash flows for the years then ended are as follows:

SNB BANCSHARES, INC. (PARENT ONLY)
BALANCE SHEETS
DECEMBER 31

	2002	2001

ASSETS
Cash	$8,381,296	$1,179,594
Bank Premises and Equipment, Net	178,345	—
Investment in Subsidiaries, at Equity	49,316,060	39,700,593
Prepaids	63,240	6,248
Trust Preferred Placement Fee, Net	448,750	—
Income Tax Benefit	81,705	—
Other	19,775	2,103

Total Assets	$58,489,171	$40,888,538

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Federal Income Tax Payable	$—	$60,128
State Income Tax Payable	72,568	12,727
Interest Payable	30,874	—
Other	280,506	38,597

	383,948	111,452

Other Borrowed Money	—	5,999,694

Subordinated Debt	18,557,000	—

Stockholders’ Equity
Common Stock, Par Value $1 a Share; Authorized 10,000,000 Shares, Issued and Outstanding 3,398,317 and 3,372,969 Shares as of December 31, 2002 and 2001, Respectively	3,398, 317	3,372, 699
Paid-In Capital	13,352,595	12,967,398
Retained Earnings	21,909,432	17,831,346
Accumulated Other Comprehensive Income, Net of Tax	887,879	605,679

Total Stockholders’ Equity	39,548,223	34,777,392

Total Liabilities and Stockholders’ Equity	$58,489,171	$40,888,538

(20) Financial Information of SNB Bancshares, Inc. (Parent Only) (Continued)

SNB BANCSHARES, INC. (PARENT ONLY)
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31

	2002	2001	2000

Income
Dividends from Subsidiaries	$427,254	$1,287,522	$—
Interest	—	44,120	29,780

	427,254	1,331,642	29,780

Expense
Salaries and Employee Benefits	599,991	—	—
Occupancy and Equipment	18,894	—	—
Interest	310,204	231,277	—
Other	538,402	278,602	281,476

	1,467,491	509,879	281,476

Income (Loss) Before Taxes and Equity in Undistributed Earnings of Subsidiaries	(1,040,237)	821,763	(251,696)

Income Tax Benefit	529,725	174,360	61,261

Income (Loss) Before Equity in Undistributed Earnings of Subsidiaries	(510,512)	996,123	(190,435)

Equity in Undistributed Earnings of Subsidiaries	5,776,266	3,346,045	3,669,682

Net Income	5,265,754	4,342,168	3,479,247

Other Comprehensive Income, Net of Tax
Gains on Securities Arising During the Year	371,829	457,645	657,964
Reclassification Adjustment	(89,629)	(47,464)	(3,839)

Unrealized Gains on Securities	282,200	410,181	654,125

Comprehensive Income	$5,547,954	$4,752,349	$4,133,372

(20) Financial Information of SNB Bancshares, Inc. (Parent Only) (Continued)

SNB BANCSHARES, INC. (PARENT ONLY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2002	2001	2000

Cash Flows from Operating Activities
Net Income	$5,265,754	$4,342,168	$3,479,247
Adjustments to Reconcile Net Income to Net
Cash Provided (Used) by Operating Activities
Deferred Income Taxes	4,378	—	—
Depreciation	16,607	—	—
Stock Option Expense	45,373	—	—
Equity in Undistributed Earnings of Subsidiaries	(5,776,266)	(3,346,045)	(3,669,682)
Gain on Sale of Investments	—	(28,680)	—
Increase in Other	(337,002)	49,175	31,488

	(781,156)	1,016,618	(158,947)

Cash Flows from Investing Activities
Investment in Statutory Trust	(557,000)	—	—
Capital Infusion in Subsidiaries	(3,000,000)	(4,000,000)	(5,000,000)
Purchase of Premises and Equipment	(194,952)	—	—
Proceeds from Disposition of Investment Securities	—	816,000	—

	(3,751,952)	(3,184,000)	(5,000,000)

Cash Flows from Financing Activities
Dividends Paid	(1,187,668)	(1,045,620)	(923,200)
Issuance of Common Stock	365,172	—	388,140
Note Payable	(5,999,694)	3,999,694	2,000,000
Subordinated Debt	18,557,000	—	—

	11,734,810	2,954,074	1,464,940

Net Increase (Decrease) in Cash	7,201,702	786,692	(3,694,007)

Cash, Beginning	1,179,594	392,902	4,086,909

Cash, Ending	$8,381,296	$1,179,594	$392,902

(21) Fair Value of Financial Instruments

Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of SNB Bancshares’ financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Short-Term Investments - For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities Available for Sale - Fair values for investment securities are based on quoted market prices.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Loans Held for Sale - The fair value for loans held for sale is determined on the basis of open commitments from independent buyers for committed loans.

Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Standby Letters of Credit - Because standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	2002		2001

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

		(in Thousands)
Assets
Cash and Short-Term Investments	$29,940	$29,940	$17,655	$17,655
Interest-Bearing Deposits	355	355	654	654
Investment Securities Available for Sale	36,195	36,195	36,023	36,023
Investment Securities Held to Maturity	14,096	14,200	11,486	11,556
Federal Home Loan Bank Stock	3,614	3,614	3,533	3,533
Loans	438,632	447,004	378,314	386,859
Loans Held for Sale	35,955	36,330	40,764	41,036

Liabilities
Deposits	440,633	443,293	375,065	379,317
Borrowed Money	77,753	79,409	90,388	89,888
Capital Lease Obligation	—	—	30	30
Trust Preferred Securities	18,000	18,000	—	—

Unrecognized Financial Instruments
Standby Letters of Credit	—	2,120	—	1,664
Unfulfilled Loan Commitments	—	76,780	—	75,290

(21) Fair Value of Financial Instruments (Continued)

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(22) Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary banks is limited by various banking regulatory agencies. Upon approval by regulatory authorities, the bank may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2002, the Company meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

(22) Regulatory Capital Matters (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2002

Total Capital to Risk-Weighted Assets	$60,240,079	12.74%	$37,824,390	8.00%	$47,280,487	10.00%
Tier I Capital to Risk-Weighted Assets	46,647,626	9.87	18,912,195	4.00	28,368,292	6.00
Tier I Capital to Average Assets	46,647,626	8.51	21,937,089	4.00	27,421,361	5.00

As of December 31, 2001

Total Capital to Risk-Weighted Assets	37,422,298	9.00	33,225,619	8.00	41,532,024	10.00
Tier I Capital to Risk-Weighted Assets	33,323,558	8.02	16,612,809	4.00	24,919,214	6.00
Tier I Capital to Average Assets	33,323,558	7.66	17,402,620	4.00	21,753,276	5.00

Capital ratios for each of the Company’s subsidiaries are as follows:

	Regulatory Requirement		Security Bank of Bibb County December 31		Security Bank of Houston County December 31

	Minimum	Well Capitalized	2002	2001	2002	2001

Total Risk Based Capital Ratio	8.0%	10.0%	10.33%	10.56%	10.93%	10.29%
Tier 1 Capital Ratio	4.0	6.0	9.25	9.54	9.77	9.29
Tier 1 Capital to Average Assets	4.0	5.0	7.91	7.99	7.78	8.28

(23) Business Combinations

On July 31, 2000, Security Bank of Bibb County purchased the assets of Group Financial Southeast (dba Fairfield Financial) in a business combination accounted for as a purchase. The assets were placed in a newly formed subsidiary of Security Bank of Bibb County incorporated as Fairfield Financial Services, Inc. Fairfield Financial is primarily engaged in residential real estate mortgage lending in the state of Georgia. The results of operations of Fairfield Financial since the date of acquisition are included in the accompanying financial statements. The initial purchase price approximated $1.4 million, which consists of approximately $1.0 million in cash and 32,345 shares of SNB Bancshares stock valued at $388,140 at closing. The initial cost of the acquisition exceeded the fair value of the assets of Fairfield Financial by $988,000. The excess is recorded as goodwill and was amortized on the straight-line method over 10 years through December 31, 2001. As a result of the issuance of SFAS No. 142, the goodwill is no longer amortized but is reviewed annually for impairment.

(23) Business Combinations (Continued)

The Asset Purchase Agreement provides for additional contingent payments of purchase price for years ending December 31, 2002 through 2005 based on the earnings of Fairfield Financial Services, Inc. The additional payments, if any, are to be payable in cash and stock. Cash payments for 2002 will equate to 60 percent of Fairfield Financial Services, Inc.’s earnings for the year. Stock payments for 2002 will be based on 40 percent of 2002 earnings utilizing a specific formula for determining number of shares. The number of shares issued during any year cannot exceed 75,000. The maximum number of shares under the agreement cannot exceed 300,000 for years 2002-2005. All additional payments of cash and stock will be charged to goodwill. If Fairfield Financial sustains losses, no additional purchase price payments are due. The contingent payment due in 2003 as a result of 2002 earnings is a combination of cash and stock approximating $2,000,000.

On October 25, 2002, SNB Bancshares, Inc. executed a definitive agreement to acquire all outstanding shares of the Bank of Gray located in Gray (Jones County), Georgia. The stockholders of the Bank of Gray will receive $15,000,000 in cash and 1,571,000 common shares of the Company in a business combination accounted for as a purchase. As of December 31, 2002 the Bank of Gray has total assets and deposits approximating $234,000,000 and $209,000,000, respectively. The acquisition is subject to stockholder and regulatory approvals.

(24) Deferred Compensation Plan

A deferred compensation plan is maintained under which certain officers may elect to defer, until termination, retirement, death or unforeseeable emergency a portion of current compensation. The plan is created in accordance with Internal Revenue Code Section 457. Interest is paid on such deferrals at a rate that is determined annually. The participants are general creditors of the Bank with respect to amounts deferred and interest additions. As of December 31, 2002, 2001 and 2000, the liability under this plan totaled $153,756, $136,196 and $119,985, respectively.